Exhibit 99.1

For Immediate Release: June 19, 2013

TRUETT-HURST, INC. ANNOUNCES PRICING OF INITIAL PUBLIC OFFERING

HEALDSBURG, California — Truett-Hurst, Inc. (“Truett”) today announced the pricing of its initial public offering of 2,700,000 shares of its Class A common stock at a price to the public of $6.00 per share.  The shares will be listed on the Nasdaq Capital Market beginning on June 20, 2013 and will trade under the symbol “THST.” The offering is expected to close on June 25, 2013.

Truett intends to use the net proceeds from the offering to pay down amounts owed under its credit facility, for working capital, capital expenditures, hiring additional personnel and for general corporate purposes.

W.R. Hambrecht + Co., LLC is leading the offering, which was made through its OpenIPO auction-based process that opens participation to all investors.  CSCA Capital Advisors, LLC, Feltl and Company, Inc. and Sidoti & Company, LLC are serving as co-managers for the offering.

The registration statement on Form S-1 relating to these securities has been filed with, and declared effective by the Securities and Exchange Commission.  The offering of these securities was made only by means of a written prospectus forming part of the effective registration statement.  Copies of the preliminary prospectus related to the offering may be obtained from WR Hambrecht + Co at (415) 551-8606 or by contacting ssmith@wrhambrecht.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Truett-Hurst, Inc.

Truett is an innovative and fast-growing super-premium and ultra-premium wine sales, marketing and production company based in the acclaimed Dry Creek and Russian River Valleys of Sonoma County, California.  Truett is recognized for their work in private label development and Truett-Hurst, VML, Bradford Mountain, and Healdsburg Ranches brands.  Truett is an “emerging growth company” as defined in the JOBS Act and following the public offering, will take advantage of certain exemptions from various reporting requirements applicable to other public companies.  Truett is headquartered in Healdsburg, California.  To learn more about Truett, please visit www.truetthurst.com.

Forward-Looking Statements

This press release contains forward-looking statements, which are subject to substantial risks, uncertainties and assumptions. You should not place reliance on these statements.  Forward-looking statements include information concerning the proposed offering.  These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may” or similar expressions.  Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that we will effect an initial public offering or the terms upon which we will consummate the offering. Accordingly, you should not place undue reliance on these forward-looking statements. All such statements speak only as of the date made, and we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.